Exhibit 4.1
EXECUTION VERSION
SHAREHOLDERS AGREEMENT
          THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of December 2, 2009, by and among Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), Quiver Inc., a British Virgin Islands limited liability company (“Quiver”), and Friar Tuck Limited, a British Virgin Islands limited liability company (“Friar Tuck” and, together with Quiver and any Permitted Transferee who, from time to time, accedes to this Agreement pursuant to Section 2 hereof, the “Shareholders,” and each, a “Shareholder”).
RECITALS
          WHEREAS, pursuant to the terms of a Share Purchase Agreement, dated as of June 16, 2009 (the “Share Purchase Agreement”), by and among the Company, a wholly-owned Subsidiary of the Company, Robin Hood Holdings Limited, a Malta private limited liability company (“RHHL”), the shareholders of RHHL and Anthony Selwyn Tabatznik (the “Shareholders’ Representative”), solely in his capacity as the Shareholders’ Representative therein, the Shareholders will receive cash, shares of Common Stock, shares of preferred stock of the Company, and the right to receive certain other payments on the terms set forth in the Share Purchase Agreement; and
          WHEREAS, this Agreement shall become effective upon the issuance to the Shareholders of Common Stock of the Company at the Closing pursuant to the Share Purchase Agreement (the “Issuance”).
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, (a) none of the Company nor any of its Subsidiaries shall be considered an Affiliate of any Shareholder or any Shareholder’s Affiliates; and (b) none of the Shareholders or any Shareholder’s Affiliates shall be considered an Affiliate of any of the Company or its Subsidiaries. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
          “Automatic Shelf Registration Statement” means an automatic shelf registration statement as defined under Rule 405 of the Securities Act.

          “Board of Directors” means the Board of Directors of the Company.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York, USA are required or authorized by law to be closed.
          “Change of Control Transaction” means a transaction in which one of the following events occurs:
          (i) individuals who, on the date of this Agreement constitute the board of directors of the Company (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the board of directors; provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination (as defined below) or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (ii) of paragraph (c) below with respect to such Business Combination or this paragraph (a) in the case of a contested election); provided, further, that the Shareholders’ Representative will be treated as an Incumbent Director;
          (ii) any “person” (as defined in Section 3(a)(9) of the Exchange Act and within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the aggregate voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed a Change of Control Transaction by virtue of any holdings or acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries;
          (iii) a merger, consolidation, recapitalization, statutory share exchange or similar transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of the Person resulting from such Business Combination (the “Surviving Entity”), or, if applicable, the ultimate parent Person that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Entity (the “Parent Entity”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination); and (ii) at least a majority of the members of the Board of Directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors of the Company at the time the Board of Directors of the Company approved the execution of the initial agreement providing for such Business Combination; or

          (iii) a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.
          “Common Stock” means the common stock, par value $0.0033 per share, of the Company.
          “Damages” shall have the meaning set forth in Section 10(a) hereof.
          “Demand Notice” shall have the meaning set forth in Section 4(a) hereof.
          “Effectiveness Period” shall have the meaning set forth in Section 3(b) hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Existing Shelf Registration Statement” shall have the meaning set forth in Section 3(a) hereof.
          “FINRA” means the Financial Industry Regulatory Authority.
          “Holder” means any record holder of Registrable Securities that is a party to this Agreement.
          “indemnified party” shall have the meaning set forth in Section 10(c) hereof.
          “indemnifying party” shall have the meaning set forth in Section 10(c) hereof.
          “Issuance” has the meaning set forth in the recitals.
          “Issuance Date” means the date of the Issuance.
          “Lockup Period” shall mean the period during which the transfer restrictions set forth in Section 6.12 of the Share Purchase Agreement apply to the Shareholders.
          “Managing Underwriter” shall have the meaning set forth in Section 4(b) hereof.
          “Material Information” shall mean any material nonpublic information, the public disclosure of which would be, in the good faith judgment of Parent, materially harmful to Parent.
          “Permitted Transferee” shall mean any Person who receives Registrable Securities pursuant to a transfer permitted by Section 6.12(b) of the Share Purchase Agreement.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
          “Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or Rule 430B), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
          “Registrable Securities” means the Shares; provided that the Shares shall cease to be Registrable Securities when (a) they are disposed of in a transaction registered under the Securities Act or (b) they are eligible for sale pursuant to Rule 144 and, subsequent to such sale, may be publicly offered for sale in the United States without restriction as to manner of sale and amount of securities sold and without registration or other restriction (including any restriction as to holding period for such securities in the hands of a Transferee) under the Securities Act.
          “Registration Statement” means any registration statement under the Securities Act of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
          “Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Shareholders” has the meaning set forth in the preamble.
          “Shares” means the shares of Common Stock issued to the Shareholders on the Issuance Date.
          “Share Purchase Agreement” has the meaning set forth in the recitals.
          “Shelf Registration Statement” shall have the meaning set forth in Section 3(a) hereof.
          “Subsequent Shelf Registration Statement” shall have the meaning set forth in Section 3(c) hereof.
          “Subsidiary” shall have the same meaning as in Rule 12b-2 under the Exchange Act.
          “Transaction Delay Notice” shall have the meaning set forth in Section 3(e) hereof.
          “Transaction Delay Period” shall have the meaning set forth in Section 3(e) hereof.

          “Transfer” shall mean any transfer, sale, assignment or other disposition. “Transferred” and “Transferring” shall have correlative meanings.
          “Transferee” shall have the meaning provided in Section 2(a) hereof.
          “Voting Parties” means the Shareholders and interest holders in the Shareholders who control one or more of the Shareholders.
          “WKSI” means a well-known seasoned issuer as defined under Rule 405 of the Securities Act.
     2. Voting.
          (a) Until such time as the Voting Parties beneficially own in the aggregate shares of Common Stock representing four percent (4%) or less of the outstanding shares of Common Stock, at each meeting of shareholders of the Company, the Shareholders shall cause all shares of Common Stock beneficially owned by the Voting Parties to be voted: (i) with respect to the election of directors, in favor of those individuals nominated by the Board of Directors or a nominating committee thereof, (ii) on all proposals of any other shareholder of the Company, in accordance with the recommendation of the Board of Directors, and (iii) on all other matters that shall come before the shareholders of the Company for a vote, in proportion to the votes cast by the other shareholders of the Company; provided that the Voting Parties may vote (or abstain from voting) in their discretion on any matter brought to the vote of the shareholders of the Company which involves a redemption, conversion, or exchange of Common Stock or following a Change of Control Transaction; provided, however, that, with respect to clause (i) of the definition of a Change of Control Transaction, the prior proviso shall only apply from and after the time that the Incumbent Directors cease to constitute a majority of the directors then in office. The provisions of this Section 2 will also be binding upon any other Person to whom the Voting Parties Transfer their Shares (but only with respect to the Shares so Transferred) if, as a result of such Transfer, such Person, together with its Affiliates (collectively, a “Transferee”), will beneficially own more than five percent (5%) of the then outstanding shares of Common Stock. This Section 2 shall (A) not apply to a Transferee who purchased Shares pursuant to a widely distributed sale of Common Stock through a public offering or public registration; and (B) cease to be binding on a Transferee at such time as the Transferee no longer beneficially owns more than five percent (5%) of the outstanding shares of Common Stock of the Company (other than a Voting Party). As a condition to any Transfer of Shares to a Transferee that would subject the Transferee to the provisions of this Section 2(a), the Transferring Voting Party shall cause such Transferee to agree in writing to the provisions of this Section 2(a).
          (b) No later than ten (10) business days prior to the date of a shareholder meeting, or the date by which consents are requested to be delivered, with respect to a shareholder action by written consent, the Company shall advise the Voting Parties (or their Transferees subject to Section 2) in writing of the requested vote to be made or consent to be given, in the case of Sections 2(a)(i) and 2(a)(ii), and provide appropriate proxy cards or other materials, together with such assistance as may be reasonably requested by the Voting Parties, to effect the vote as contemplated by this Section 2. In the case of a vote or action by written consent pursuant to Section 2(a)(iii), the Company shall make appropriate arrangements to ensure that the Shares covered by this Section 2 are duly voted or such consents duly submitted, with which the Voting Parties shall reasonably cooperate.
     3. Shelf Registration Statement.
          (a) As promptly as practicable, but in no event later than forty-five (45) days prior to the expiration of the Lockup Period, the Company shall file a shelf registration statement (a “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act covering all the Registrable Securities to register and enable the resale on a delayed or continuous basis of such Registrable Securities and shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act immediately prior to the expiration of the Lockup Period; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to each of the Holders draft copies of all such documents proposed to be filed a reasonable period prior to such filing, which documents will be subject to the reasonable review and comment of such Holders and their counsel, and the Company shall consider in good faith any comments on any such document suggested by any of the Holders or their counsel; provided, however, if the Company is then a WKSI and has an outstanding Automatic Shelf Registration Statement (an “Existing Shelf Registration Statement”), the Company may, in lieu of filing a new Shelf Registration Statement, file a Prospectus supplement to the Prospectus included in the Existing Shelf Registration Statement covering all of the Registrable Securities no later than the expiration of the Lockup Period.
          (b) The Company shall use its reasonable best efforts to keep the Shelf Registration Statement or the Existing Shelf Registration Statement, as applicable, continuously effective under the Securities Act until the date which is three (3) years after its effective date (the “Effectiveness Period”).
          (c) If the Shelf Registration Statement, Existing Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the applicable Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional “shelf” Registration Statement pursuant to Rule 415 covering all of the Registrable Securities covered by and not sold under the earlier Registration Statement (each, a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing.
          (d) The Company shall promptly supplement and amend any Registration Statement filed pursuant to this Section 3 (including any Existing Shelf Registration Statement) if required by the rules, regulations or instructions applicable to the registration form used for such Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority of the Registrable Securities (or their counsel).

          (e) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to maintain, and may suspend, the effectiveness of a Registration Statement pursuant to this Section 3 during any Transaction Delay Period if the Company furnishes the Holders with a certificate signed by an executive officer of the Company (a “Transaction Delay Notice”) to the effect that there exists Material Information. A “Transaction Delay Period” shall be the period commencing on the day the Company furnishes a Transaction Delay Notice to the Holders and continuing until the date specified therein, which date shall not be more than ninety (90) days after the date of the Transaction Delay Notice. Parent shall use its commercially reasonable best efforts to limit the occurrence and time period of Transaction Delay Periods. The Company may deliver no more than an aggregate of two (2) Transaction Delay Notices in any twelve (12) month period pursuant to this Section 3(e) and Section 4(f). In the event that the ability of the Holders to sell shall be suspended for any reason during the last six (6) months of the Effectiveness Period, including any suspension or delay pursuant to a Transaction Delay Notice, the Effectiveness Period shall be extended by the duration of such suspension.
     4. Request for Registration of Underwritten Offering.
          (a) From and after the first (1st) anniversary of the Issuance Date, and until the sixth (6th) anniversary of the Issuance Date, any Holder shall have the right to request, by delivery of a written notice to the Company (a “Demand Notice”), that the Company effect an underwritten offering of all or a portion of the Registrable Securities. Any such Demand Notice must request an underwritten offering of Registrable Securities having an aggregate market value, based on the average per share closing price of the Registrable Securities (as reported on any securities exchange, market or quotation system upon which the Registrable Securities are then traded) over the ten (10) consecutive trading days prior to the date of the Demand Notice, of not less than twenty-five million dollars ($25,000,000). Upon receiving the Demand Notice, the Company shall use its reasonable best efforts to file with the SEC, as soon as reasonably practicable and in any event within thirty (30) days of such receipt, a Prospectus supplement to a Prospectus included in an Existing Shelf Registration Statement or, if an Existing Shelf Registration Statement is not then effective, a new Registration Statement registering the requested offering of Registrable Securities. In the case of a new Registration Statement, the Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing and to remain effective until the earlier of (i) sixty (60) days following the date on which it was declared effective and (ii) the date on which all of the Registrable Securities covered thereby are disposed of in accordance with the method or methods of disposition stated therein.
          (b) In the event a Demand Notice is given to the Company, the Holders delivering such notice and the Company shall, acting in good faith, jointly select the book-running managers and the co-managers (collectively, the “Managing Underwriter”). In connection with such underwritten offering, the Company and the Holders participating in such underwritten offering shall enter into an underwriting agreement with the underwriter or underwriters selected for such offering.
          (c) Upon the receipt by the Company of a Demand Notice, the Company shall give prompt written notice to all Holders (other than the Holders delivering such notice) that an underwritten offering pursuant to this Section 4 is being effected. In the event that any such Holder delivers to the Company, within fifteen (15) days after the delivery of such written notice to the Holder by the Company, a written request to include in such underwritten offering any Registrable Securities of the Holder, the Company shall include such Registrable Securities in the related Prospectus or Prospectus supplement. The right of any Holder to include Registrable Securities in any underwritten offering shall be conditioned upon such Holder’s willingness to enter into an underwriting agreement with the underwriter or underwriters selected for such offering.
          (d) Notwithstanding the foregoing, if the Managing Underwriter advises the Company and the Holders participating in such offering in writing that in its good faith judgment the number of Registrable Securities requested to be included in such offering exceeds the number of Registrable Securities which can be sold in such offering at a price acceptable to the applicable Holders giving the Demand Notice, then (i) the number of Registrable Securities so requested to be included in such offering shall be reduced to that number of shares which in the good faith judgment of the Managing Underwriter can be sold in such offering at such price and (ii) this reduced number of Registrable Securities shall be allocated among all Holders of Registrable Securities in proportion, as nearly as practicable, to the respective number of shares of Registrable Securities requested to be included by such Holders. In the event that the Managing Underwriter seeks a cutback of more than twenty-five percent (25%) of the Registrable Securities proposed to be sold in such offering, the Holders participating in such offering may, by majority in number of Shares proposed to be sold, request that the Company withdraw the registration pursuant to this Section, and the Holders’ related right to demand registration shall be restored.
          (e) The Company shall not be obligated to consummate more than (i) two (2) offerings pursuant to this Section 4, provided that one (1) such demand right shall expire (if one (1) demand has not been earlier used) on the second (2nd) anniversary of the expiration of the Lockup Period; or (ii) one (1) such offering in any six (6)-month period.
          (f) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to accommodate an offering pursuant to this Section 4 during any Transaction Delay Period if, immediately following the Company’s receipt of a Demand Notice from a Holder, the Company furnishes such Holder a Transaction Delay Notice to the effect that there exists Material Information. Parent shall use its commercially reasonable best efforts to limit the occurrence and time period of Transaction Delay Periods. The Company may deliver no more than an aggregate of two (2) Transaction Delay Notices in any twelve (12)-month period pursuant to Section 3(e) and this Section 4(f). In the event that the ability of the Holders to sell shall be suspended for any reason, including any suspension or delay pursuant to a Transaction Delay Notice, the period of such suspension shall not count towards the sixty (60)-day period referred to under clause (i) of Section 4(a) hereof. If the Transaction Delay Period shall have the effect of precluding or materially harming the anticipated transaction, the Holders participating in such offering may, by majority in number of Shares proposed to be sold, request that the Company withdraw the registration pursuant to this Section, and the Holders’ related right to demand registration shall be restored.

          (g) An underwritten offering requested pursuant to this Section 4 shall not be deemed to have been requested by any Holder for purposes of this Section 4: (i) unless a Prospectus supplement to a Prospectus included in an Existing Shelf has been filed or, if an Existing Shelf Registration Statement is not then effective, a new Registration Statement has been filed and such Registration Statement has been declared effective by the SEC; (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC for any reason other than misrepresentation or an omission by the requesting Holders such that the Registration Statement shall not be effective until the earlier of (A) thirty (30) days following the date on which such Registration Statement was declared effective or the Prospectus Supplement was filed, as applicable, (treating any suspension or interruption of registration as provided in Section 4(f) hereof) and (B) the date on which all the Registrable Securities covered thereby are disposed of in accordance with the method or methods of disposition stated therein; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into connection with such registration are not satisfied other than by reason of some wrongful act or omission, or act or omission in bad faith, by such Holders and are not otherwise waived; or (iv) if the Holders’ right to demand registration shall be restored pursuant to Section 4(d) or 4(f).
     5. Obligations of the Company. Whenever required under Section 3 or Section 4 hereof to use reasonable best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:
          (a) prepare and file with the SEC a Registration Statement, or a prospectus supplement to the Prospectus included in an Existing Shelf Registration Statement with respect to such Registrable Securities and, in the case of a new Registration Statement, use reasonable best efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby;
          (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the applicable period, cause the related Prospectus to be supplemented by any Prospectus supplement required by applicable law, and as so supplemented to be filed pursuant to the Securities Act and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the seller or sellers thereof, and furnish to the Holders of the Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the SEC, which amendments and supplements will be subject to the review of the Holders and their counsel;
          (c) furnish to the Holders such reasonable number of copies of the applicable Registration Statement and any Prospectus included therein (including each preliminary Prospectus and any amendments or supplements thereto (including all exhibits and documents incorporated by reference) in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 5(d) hereof such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section 5(d);
          (d) provide (i) the Holders of the Registrable Securities to be included in such Registration Statement, (ii) the Managing Underwriter, (iii) the sales or placement agent, if any, therefor, (iv) counsel for the Managing Underwriter or agent, as applicable, and (v) not more than one counsel for each of the Holders of such Registrable Securities a reasonable opportunity to review any new Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto;
          (e) use reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions within the United States as the Holders shall reasonably request for the distribution of the Registrable Securities covered by the Registration Statement, to keep such registration or qualification effective during the period that the applicable Registration Statement is required to be kept effective, and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to do so; provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;
          (f) promptly notify the selling Holders, the sales or placement agent, if any, and the Managing Underwriter, (i) when a Registration Statement, amendment, supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any comments by, or amendments or supplements requested by, the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (v) upon the discovery of any event which requires that any changes be made in such Registration Statement so that such Registration Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made. The Company hereby agrees to promptly reimburse any selling Holders for any reasonable out-of-pocket losses and expenses incurred in connection with any uncompleted sale of any Registrable Securities in the event that the Company fails to timely notify such Holder that the Registration Statement then on file with the SEC is no longer effective;
          (g) subject to Section 4(f) hereof, use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the registration, approval or qualification of any Registrable Securities for sale in any jurisdiction, as soon as reasonably practicable;
          (h) furnish on the date that the Registrable Securities are delivered to the Managing Underwriter, for sale pursuant to such registration, (1) a signed opinion, dated such date, of the legal counsel representing the Company (which may be the general counsel or any other attorney employed by the Company) for the purpose of such registration, addressed to the Managing Underwriter, as to such matters as such underwriter may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the Managing Underwriter, covering such financial matters as is customary and reasonable in similar registered offerings;
          (i) enter into customary agreements (including, without limitation, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the such Registration Statement;
          (j) use reasonable best efforts to cause the Registrable Securities to be listed on or included for quotation on any stock exchange or trading system on which the Common Stock then primarily trades;
          (k) cooperate with the selling Holders and the underwriter(s), if any, in the preparation and delivery of certificates representing the Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such selling Holders or managing underwriter(s) may request at least five (5) Business Days prior to any sale of Registrable Securities represented by such certificates; and
          (l) use reasonable best efforts to make available appropriate senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the Holders in any underwritten syndicated offering or by any managing underwriter(s) or underwriters in such offering; provided that the participation of such senior executive officers shall not unreasonably interfere with the conduct of their duties to the Company.
     6. Holders’ Obligations to Furnish Information. It shall be a condition to the obligations of the Company pursuant Section 3, 4 or 5 of this Agreement that the Holders shall timely furnish to the Company such information regarding themselves, the distribution of such Registrable Securities held by them, and the intended method of distribution of such securities as the Company shall reasonably request in writing and as shall be required in connection with the action to be taken by the Company.
     7. Suspension of Sales. Each Holder shall, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(f) hereof, suspend the disposition of any Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of a supplemented or amended Prospectus or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed.

     8. Expenses of Registration. The expenses incurred in connection with each registration pursuant to Section 3 and Section 4 hereof, including without limitation all registration, filing and qualification fees, printers’ and accounting fees, fees of the FINRA or stock exchange listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and reasonable fees and disbursements of counsel for the Company or other advisors of the Company, shall be borne by the Company. Notwithstanding the foregoing, the Holders shall bear and pay the underwriting commissions and discounts applicable to the Registrable Securities offered for their account under any given Registration Statement, as well as related fees and disbursements of counsel or other advisors to Holders.
     9. Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the SEC, including Rule 144, which may at any time permit the sale of the Registrable Securities to the public without registration at all times, the Company agrees to:
          (a) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
          (b) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC, including Rule 144, allowing such Holder to sell any Registrable Securities without registration; and
          (c) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exceptions provided by Rule 144.
Notwithstanding anything contained in this Section 9, the Company may cease to file reports with the SEC under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.
     10. Indemnification. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement:
          (a) The Company shall indemnify and hold harmless each Holder, such Holder’s directors, officers, agents and representatives, and each Person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each Holder and such other Persons, collectively, “Holder Covered Persons”), from and against any and all out-of-pocket losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Damages”) to which they may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement in this Section 10(a) shall not apply to any Damages resulting from a Holder’s failure to deliver at or prior to written confirmation of sale, the most recent Prospectus, as amended or supplemented, if such Prospectus, as amended or supplemented, would have corrected such untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact, but only if copies of such Prospectus have previously been furnished to such Holder; provided, further, that the indemnity agreement contained in this Section 10(a) shall not apply to amounts paid in settlement of any such Damages if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided, further, that the Company shall not be liable to any Holder Covered Person for any Damages to the extent that they arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto, by any such Holder Covered Person or (ii) an offer or sale of Registrable Securities during a Deferral Period or a violation of the Holder’s obligations under Section 6(g).
          (b) Each Holder requesting or joining in a registration severally shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company by such Holder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 10(b) shall not apply to amounts paid in settlement of any such Damages if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); provided, further, that the liability of each Holder hereunder shall be limited to the net proceeds from the sale of the Shares sold by such Holders in such offering.
          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to Section 10(a) hereof, and by the Company, in the case of parties indemnified pursuant to Section 10(b) hereof. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Damages by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (A) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the aforesaid request and (B) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     11. Lockups. Each Holder shall, in connection with any underwritten syndicated offering of the Company’s securities, upon the reasonable request of the underwriters managing any underwritten offering of such securities, agree in writing not to effect any Transfer or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed ninety (90) days) from the effective date of such registration as the underwriters may specify.
     12. Miscellaneous.
          (a) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (provided that, in the case of the Shareholders as such party against whom enforcement of any such modification or amendment is sought, that the Shareholders’ Representative may approve any such modification or amendment). Each party to this Agreement may, only by an instrument in writing, waive compliance by another party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with (provided that, in the case of any waiver by the Shareholders, that the Shareholders’ Representative may approve any such waiver). The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          (b) Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed (whether to be performed prior to, at or following the Closing) in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such matter to be decided exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such Action, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware. Each party irrevocably waives, and shall in no circumstances assert, any objection or defense to the effect that specific performance as provided in the preceding two sentences is not an appropriate remedy for a breach of this Agreement as described, or would be inequitable, or would impose undue burden on a party hereto. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. In addition, each of the parties hereto irrevocably agrees that any legal any action, claim, suit, arbitration, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, any Governmental Entity or any arbitrator or arbitration panel (“Action”) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such Action, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 12(b); (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) to the fullest extent permitted by the applicable law, any claim that (x) the Action in such court is brought in an inconvenient forum; (y) the venue of such Action is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12(c). Nothing in this Section 12(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law. In addition to the foregoing and the provisions of Section 10 hereof, each party expressly agrees that it may be liable for money damages, without limitation, as well as specific performance of its obligations, in the event of a willful or intentional breach of this Agreement, or a willful failure to perform its obligations hereunder.
          (c) Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to Company, at:	Watson Pharmaceuticals, Inc. 311 Bonnie Circle Corona, California 92880 Facsimile: (951) 493-5817 Attention: General Counsel

With a copy to:	Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, CA 92626 Facsimile: (714) 755-9280 Attention: R. Scott Shean

If to a Holder, at:	Such shareholder’s address as reflected in the books and records of the Company

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Andrew J. Nussbaum
          (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          (e) Entire Agreement. This Agreement, together with the Share Purchase Agreement, contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior discussion, negotiation, term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

          (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, assigns, heirs, executors and administrators; provided, however, that no party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that any Shareholder may assign its benefits under this Agreement to any Permitted Transferee; provided that such transferee assumes the related obligation of the Shareholder hereunder.
          (g) Third-Party Beneficiaries. Except as provided in Sections 10 (with respect to the indemnified parties described therein) and 12(f), this Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.
          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except the provisions of Section 2 hereof shall be governed by the laws of the State of Nevada to the extent Nevada corporate law applies.
          (i) Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective only upon the Issuance.
          (j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          (k) Transfer Restrictions. Each Shareholder acknowledges and agrees that it is subject to the transfer restrictions set forth in Section 6.12 of the Share Purchase Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first above written.

WATSON PHARMACEUTICALS, INC. a Nevada corporation
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer

QUIVER INC. a British Virgin Islands limited liability company
By:	/s/ Clifford Rubin
	Name:	Clifford Rubin
	Title:	Director

FRIAR TUCK LIMITED a British Virgin Islands limited liability company
By:	/s/ Clifford Rubin
	Name:	Clifford Rubin
	Title:	Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]